Exhibit 5.1

April 7, 2020

Zomedica Pharmaceuticals Corp.

We have acted as Canadian counsel for Zomedica Pharmaceuticals Corp. (the “Company”), an Alberta corporation in connection with the offering (the “Offering”) of: (a) up to 33,333,334 Common Shares (the “Shares”) of the Company; and (b) 16,666,667 Warrants (the “Warrants”) of the Company, each Warrant entitling the holder to purchase one Common Share of the Company (the “Warrant Shares”).

The Offering is being effected:

(a)	with certain institutional investors who have entered into a purchase agreement dated April 7, 2020 (the “Purchase Agreement”), and the Purchase Agreement contains a form of the Warrant (the “Warrant Form”); and

(b)	with certain other investors who do not enter into a Purchase Agreement, and who will enter into oral purchase agreements (the “Oral Purchase Agreements”) to acquire Shares and Warrants under the Prospectus (as hereinafter defined);

The Offering is being effected in connection with a Registration Statement on Form S-3, Registration No. 333-228926, filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on January 30, 2019 (the “Registration Statement”), a base prospectus dated January 30, 2019 included therein (the “Base Prospectus”), and the prospectus supplement thereto dated April 7, 2020 (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus”).

As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Securities, we have examined: (i) the Company’s Articles of Amalgamation and amendments thereof and By-laws, each as amended to date; (ii) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares, the Warrants and the Warrant Shares; (iii) the form of the Purchase Agreement and the Warrant Form; (iv) an Officer’s Certificate of the Company dated the date hereof as to certain factual matters related to the Company; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also relied upon a certificate of status dated April 7, 2020 issued by the Registrar of Corporations for Alberta.

We have also assumed that (i) the Warrants, when executed and delivered by the Company, will conform to the Warrant Form in all respects and will be valid and binding obligations of the parties thereto, enforceable in accordance with their terms; (ii) the Purchase Agreement and the Oral Purchase Agreements with other investors who purchase Shares and Warrants pursuant to the Prospectus will be valid and binding obligations of the parties thereto, enforceable against them in accordance with their terms; and (iii) the Oral Purchase Agreements will provide for an unconditional purchase obligation by the applicable investors (who are not Canadian residents or persons in Canada) in accordance with the Prospectus, to be conclusively evidenced by tendering the applicable purchase price in accordance with the Prospectus in exchange for creation, issue and sale (as applicable) of the applicable number of Shares and Warrants by the Company.

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Based upon the foregoing, we are of the opinion that:

(a)	the Shares, when issued pursuant to the terms and conditions of the Purchase Agreement or the Oral Purchase Agreement, as applicable, including receipt of payment therefor by the Company, will be validly issued, fully paid and non-assessable; and

(b)	the Warrant Shares, when issued upon due exercise of the Warrants pursuant to the terms and conditions of the Warrants, including receipt of payment therefor by the Company, will be validly issued, fully paid and non-assessable.

Our opinion is given as of the date hereof and we assume no obligation to update our opinion. Further, our opinion is provided only to the addressee, and we have no responsibility or obligation to consider the accuracy or the correctness of this opinion to any other person other than the addressee.

It is understood that this opinion is to be used only in connection with the offer, sale and issuance of the Shares and the Warrant Shares while the Registration Statement and the Prospectus is in effect.

We are authorized to practice law in the Province of Alberta. The opinions set forth in this letter are limited solely to the laws of the Province of Alberta and the laws of Canada applicable therein, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus Supplement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the United States Securities Act of 1933, as amended (the “Securities Act”) or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Fasken Martineau DuMoulin LLP

Fasken Martineau DuMoulin LLP